SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2002

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

            In connection with our previously announced withdrawal from the excess and surplus lines marketplace, on September 19, 2002, we entered into a definitive agreement to sell the capital stock of Caliber One Indemnity Company to Northern Homelands Company. The purchase price is $3.5 million plus the amount of Caliber One's statutory capital and surplus on the date of closing, which must be no less than $26 million and no more than $27 million. Pursuant to the agreement, we will retain all assets and liabilities related to the in-force policies and claim obligations relating to Caliber One's business written prior to closing. Since May 2002, we have ceased underwriting substantially all new and renewal excess and surplus lines business and are taking required actions to non-renew any in-force excess and surplus business. The closing of the agreement is subject to regulatory approvals and certain third-party consents and other usual and customary conditions to closing. The transaction is expected to close prior to December 31, 2002. The closing of the transaction will not have a material effect on our financial condition.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: September 20, 2002	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial
Officer and Treasurer